EXHIBIT (l)(22)

PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Summit Global Investments (“Summit”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Summit and Summit hereby purchases $10.00 worth of shares of Class HHHHH (par value $.001 per share) (such shares hereinafter sometimes collectively known as “Shares”) at price per Share equivalent to the net asset value per share of the Shares as determined on February 29, 2012.

2.  The Company hereby acknowledges receipt from Summit of funds in the amount of $10.00 in full payment for the Shares.

3.  Summit represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 28th day of February, 2012.

THE RBB FUND, INC.

By:	/s/Salvatore Faia
Name:	Salvatore Faia
Title:	President

SUMMIT GLOBAL INVESTMENTS

By:	/s/David Harden
Name:	David Harden
Title: